Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	President & CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL REPORTS 25% INCREASE IN NET INCOME - EPS OF $0.35 vs. $0.29 - FOR QUARTER ENDED OCTOBER 31, 2011 ON 30% SALES INCREASE

LITTLE FALLS, New Jersey (December 8, 2011) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported a 25% increase in net income to $6,220,000, or $0.35 per diluted share, on a 30% increase in sales to a record $93,262,000 for the first quarter ended October 31, 2011. This compares with net income of $4,975,000, or $0.29 per diluted share, on sales of $71,993,000 for the first quarter ended October 31, 2010.

Andrew Krakauer, Cantel’s President and CEO stated, “We are pleased to have delivered record sales and strong quarterly earnings. These positive results confirm the continued success of our three prong approach to growth which includes investing in new product development, sales and marketing programs and acquisitions. All of these strategies positively affected the results this quarter.”

Krakauer added, “Our Endoscopy segment had an especially stellar performance this quarter as organic sales grew by 25%, excluding sales from our newly acquired Byrne Medical business. This growth was driven by increased shipments of our newest reprocessor, the DSD Edge™, as well as disinfectants and sterilants, parts and service.  Byrne Medical, which is in the process of being integrated into the Endoscopy segment, had core sales growth in excess of 30% and was accretive to earnings in the quarter. We also had excellent performance in our Water Purification and Filtration segment, where sales growth of 21% and effective integration of the Gambro water acquisition resulted in a 57% increase in operating income.”

The Company also reported that its balance sheet at October 31, 2011 included current assets of $118,617,000, including cash of $19,646,000, a current ratio of 2.27:1, gross debt of $116,500,000 and stockholders’ equity of $247,257,000. Krakauer stated, “We continue to maintain a strong balance sheet and generate substantial cash flow and EBITDAS. When compared with the same quarter last year, our EBITDAS grew by 36% to $15,680,000. We were able to reduce our net debt position by approximately $7 million to $96,854,000, since the close of the Byrne Medical acquisition on the first day of this quarter.”

Cantel Medical Corp. (NYSE:CMN) is a leading provider of infection prevention and control products in the healthcare market. Our products include water purification equipment, sterilants, disinfectants and cleaners, specialized medical device reprocessing systems for endoscopy and renal dialysis, disposable infection control products primarily for dental and GI endoscopy markets, dialysate concentrates and other dialysis supplies, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for the transport and temperature regulation of infectious and biological specimens.

The Company will hold a conference call to discuss the results for the first quarter ended October 31, 2011 on Thursday, December 8, 2011 at 11:00 AM Eastern time. To participate in the conference call, dial (877) 407-8033 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Thursday, December 8, 2011 at 2:00 PM through midnight on February 8, 2012 by dialing (877) 660-6853 and using pass code # 286 and conference ID # 384108.

The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.investorcalendar.com/IC/CEPage.asp?ID=166708.  A replay of the webcast will be available on Vcall for 90 days.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

2

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	October 31,
	2011	2010

Net sales	$93,262	$71,993

Cost of sales	55,312	43,801

Gross profit	37,950	28,192

Expenses:
Selling	12,923	9,631
General and administrative	12,102	9,118
Research and development	2,145	1,629
Total operating expenses	27,170	20,378

Income before interest and income taxes	10,780	7,814

Interest expense	1,031	241
Interest income	(30)	(19)

Income before income taxes	9,779	7,592

Income taxes	3,559	2,617

Net income	$6,220	$4,975

Earnings per common share - diluted	$0.35	$0.29

Dividends per common share	$0.07	$0.06

Weighted average shares - diluted	17,933	16,993

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	October 31,	July 31,
	2011	2011
Assets
Current assets	$118,617	$111,324
Property and equipment, net	44,214	34,459
Intangible assets, net	78,167	39,191
Goodwill	184,545	134,770
Other assets	3,678	1,699
	$429,221	$321,443

Liabilities and stockholders’ equity
Current portion of long-term debt	$10,000	$—
Other current liabilities	42,212	43,411
Long-term debt	106,500	24,000
Other long-term liabilities	23,252	19,717
Stockholders’ equity	247,257	234,315
	$429,221	$321,443

SUPPLEMENTARY INFORMATION

Reconciliation of Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation Expense (“EBITDAS”)

The reconciliation of EBITDAS with net income for the three months ended October 31, 2011 and 2010, respectively, is as follows (in thousands):

	Three Months Ended
	October 31,
	2011	2010

Net income	$6,220	$4,975

Income taxes	3,559	2,617
Interest expense	1,031	241
Interest income	(30)	(19)
Depreciation	1,677	1,628
Amortization	2,289	1,319
Loss (gain) on disposal of fixed assets	3	(11)

EBITDA	14,749	10,750

Stock-based compensation expense	931	765

EBITDAS	$15,680	$11,515

EBITDAS is a measure of the Company’s performance that is not required by, or presented in accordance with, Generally Accepted Accounting Principles (“GAAP”). EBITDAS is a non-GAAP financial measure defined by the Company as income before interest, taxes, depreciation, amortization and stock-based compensation expense. The Company believes EBITDAS is an important valuation measurement for management and investors given the increasing effect that non-cash charges, such as stock-based compensation, amortization related to acquisitions and depreciation of capital equipment, has on the Company’s net income. In particular, acquisitions have historically resulted in significant increases in amortization of intangible assets that reduced the Company’s net income. Additionally, the Company regards EBITDAS as a useful measure of operating performance and cash flow before the effect of interest expense and complements operating income, net income and other GAAP financial performance measures. Generally, a non-GAAP financial measure is a numerical measure of a Company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, net income, cash flows, or other measures of financial performance prepared in accordance with GAAP.